Exhibit 21.1


           Jack Henry Services, L.P.
           Jack Henry Systems, L.P.
           Jack Henry Software/Commlink, L.P.
           Open Systems Group, Inc.
           Symitar Systems, Inc.
           Sys-Tech, Inc.
           Jack Henry, L.L.C.
           Jack Henry International, Ltd.